UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2010

Avon Products, Inc.

(Exact name of registrant as specified in its charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas

New York, New York 10105-0196

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01	Entry into a Material Definitive Agreement.

On November 2, 2010, Avon Products, Inc. (the “Company”) and Avon Capital Corporation, a wholly owned subsidiary of the Company (“ACC” and, together with the Company, the “Borrowers”), entered into a $1.0 billion Revolving Credit and Competitive Advance Facility Agreement with Citibank, N.A., as Administrative Agent, Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement replaces the $1.0 billion Revolving Credit and Competitive Advance Facility Agreement, dated as of January 13, 2006, among the Borrowers, the lenders party thereto, and Citibank, N.A., as Administrative Agent for such lenders (the “2006 Credit Agreement”). The 2006 Credit Agreement contained terms and conditions similar to those in the Credit Agreement and was terminated on November 2, 2010 prior to its scheduled expiration date of January 13, 2011. There were no amounts outstanding under the 2006 Credit Agreement on the date of termination and no early termination penalties were incurred by the Borrowers.

The Credit Agreement provides for a three-year $1.0 billion revolving credit facility, subject to possible extension of the term by up to two one-year terms and possible increases by up to an aggregate incremental principal amount of $250.0 million, any such extension or increase being subject to the consent of the affected lenders under the Credit Agreement. The Credit Agreement is available for general corporate purposes, including to support issuances of commercial paper and loans from the Company to any of its subsidiaries. The Company has provided an unconditional guarantee of the full and punctual payment of ACC’s obligations under the Credit Agreement. Amounts under the Credit Agreement may be borrowed, repaid and reborrowed by the Borrowers from time to time until the maturity of the Credit Agreement. Voluntary prepayments and commitment reductions requested by the Company under the Credit Agreement are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Agreement bear interest at a rate per annum, which will be, at the Borrowers’ option, either LIBOR plus an applicable margin, which is subject to adjustment based on the credit ratings of the Company, or a floating base rate plus an applicable margin.

The Credit Agreement contains affirmative, negative and financial covenants, which are customary for financings of this type, including, among other things, limits on the incurrence of liens and a minimum interest coverage ratio. The Credit Agreement also includes events of default, which are customary for facilities of this type (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or the lenders’ commitments may be terminated. Also under such provisions, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Credit Agreement shall automatically become immediately due and payable, and the lenders’ commitments will automatically terminate.

Certain of the financial institutions that are parties to the Credit Agreement and the 2006 Credit Agreement provide or have provided a variety of financial services to the Company and its affiliates, including investment banking, cash management, equipment financing and leasing services, the issuance of letters of credit and bank guarantees, and interest rate and foreign exchange derivative arrangements.

The foregoing does not constitute a complete summary of the terms of the Credit Agreement, and reference is made to the complete text of the agreement, which is attached hereto as Exhibit 10.1.

Item 1.02	Termination of a Material Definitive Agreement

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

(Page 2 of 4 Pages)

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.

10.1	Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010, among Avon Products, Inc., Avon Capital Corporation, Citibank, N.A., as Administrative Agent, Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto.

(Page 3 of 4 Pages)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/S/ CHARLES W. CRAMB
Charles W. Cramb
Vice Chairman, Chief Finance and Strategy Officer

Date: November 5, 2010

(Page 4 of 4 Pages)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Revolving Credit and Competitive Advance Facility Agreement, dated as of November 2, 2010, among Avon Products, Inc., Avon Capital Corporation, Citibank, N.A., as Administrative Agent, Citigroup Global Markets Inc., Banc of America Securities LLC and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, and the other lenders party thereto.